                                                                      Exhibit 12

                 THE GILLETTE COMPANY AND SUBSIDIARY COMPANIES

STATEMENT RE:  COMPUTATION OF RATIOS OF CURRENT ASSETS TO CURRENT LIABILITIES

                 Years ended December 31, 1995, 1994 and 1993

                                   1995         1994         1993
                                   ----         ----         ----
Current Assets                    3,104.5      2,700.4      2,528.0
Current Liabilities               2,124.0      1,736.2      1,760.3

Current Ratio                        1.46         1.46         1.44